                                                                      Exhibit 12

                              UNISYS CORPORATION
         COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (UNAUDITED)
                                ($ in millions)

                                             Years Ended December 31
                                   --------------------------------------------
                                    1998      1997     1996      1995     1994
                                   -------  --------  -------  --------  ------
Income (loss) from continuing
operations before income taxes     $604.7   $(729.8)  $ 86.7   $(781.1)  $ 14.6
Add (deduct) share of loss
 (income) of associated
 companies                            (.3)      5.9     (4.9)      5.0     16.6
                                   ------   -------   ------   -------   ------
  Subtotal                          604.4    (723.9)    81.8    (776.1)    31.2
                                   ------   -------   ------   -------   ------
Interest expense                    171.7     233.2    249.7     202.1    203.7
Amortization of debt issuance
 expenses                             4.6       6.7      6.3       5.1      6.2
Portion of rental expense
 representative of interest          48.5      51.2     59.2      65.3     65.0
                                   ------   -------   ------   -------   ------
  Total Fixed Charges               224.8     291.1    315.2     272.5    274.9
                                   ------   -------   ------   -------   ------
Earnings (loss) from continuing
 operations before income
 taxes and fixed charges           $829.2   $(432.8)  $397.0   $(503.6)  $306.1
                                   ======   =======   ======   =======   ======
Ratio of earnings to fixed
 charges                             3.69   *           1.26   *           1.11
                                   ======   =======   ======   =======   ======

* Earnings for the years ended December 31, 1997 and 1995 were inadequate to cover fixed charges by approximately $723.9 and $776.1 million, respectively.